Exhibit 99.1
Kaiser Aluminum Corporation Reports
First Quarter 2020 Financial Results

First Quarter 2020:

•	Net Sales $369 Million; Value Added Revenue $217 Million, Down 1% Year-over-Year

•	Net Income $29 Million; Net Income per Diluted Share $1.81

•	Adjusted Net Income $30 Million; Adjusted Earnings per Diluted Share $1.90

•	Record Adjusted EBITDA $59 Million; Record Adjusted EBITDA Margin 27.4%

Current Situation and Strategy:

•	Health and Safety of Our Employees is Our Top Priority

•	Included in the Critical Manufacturing Sector and Recognized as an Essential Business

•	All Facilities Continue to Operate, Following CDC Guidelines and Protocols

•	Solid Financial Position - Total Liquidity $688 Million, 0.7x Net Debt to Adjusted EBITDA

•	Able to Flex Highly Variable Conversion Costs and Capital Spending

•	Focused on Successful Execution of Our Longstanding Business Cycle Strategy

FOOTHILL RANCH, Calif., April 20, 2020 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications, today announced first quarter 2020 results.

"While our quarterly comments would ordinarily concentrate on our first quarter 2020 results, which continued to demonstrate strong demand for our products during the quarter, at this time we are focused on the health and safety of our employees and ensuring our actions are consistent with our longstanding business cycle strategy,” said Jack A. Hockema, Chairman and Chief Executive Officer.

Business Cycle Strategy and Response to COVID-19 Pandemic

“We do not know how long the pandemic will last, what implications it will have on our business or what type of economic recovery we will experience as we look forward. However, we do know that for more than a decade, our business cycle strategy has served us well through a wide range of economic cycles - including the Great Recession in 2009 - and has prepared us to address the challenges and potential opportunities presented by the COVID-19 pandemic,” said Mr. Hockema.

The Company’s longstanding business cycle strategy has consistently focused on being well prepared for unexpected economic adversity. The approach and execution of this strategy depends on several critical components including: a strong liquidity position to weather a variety of economic scenarios; a strong balance sheet with conservative debt leverage and financial flexibility to access diverse sources of capital; strong and deep customer partnerships and a preferred supplier position; and a highly variable cost structure to quickly flex with changes in business conditions.

The Company is currently adjusting the business in response to the pandemic economy, while also positioning for an economic rebound and potential opportunities to enhance its competitive position. The focus is on preserving liquidity, which as of March 31, 2020 was $688 million. Share repurchases were suspended in mid-March, and the Company is flexing costs with changes in business activity and limiting capital spending to its critical sustaining capital projects. In addition, as the Company had indicated during its fourth quarter earnings call, it will continue to monitor market conditions to determine timing of the various modules contained within the $375 million, multi-year expansion project at its Trentwood facility, including the initial $145 million planned investment in a new plate stretcher.

Current Market Conditions

The Company’s top priority has, and continues to be, focused on the health and safety of its employees. All of the Company’s facilities have continued to operate during shelter-in-place mandates due to its inclusion in the Critical Manufacturing Sector as defined by the U.S. Department of Homeland Security and recognition as an essential business by state and local government authorities. The Company is working closely with its employees and local union officials to stress the importance of following CDC guidelines to mitigate the risk of exposure to COVID-19. In addition, where possible, employees will continue working remotely until they can return to normal operations. The Company has also implemented additional health and safety protocols for all outside contractors and service providers required to enter its facilities and has developed contingency plans at each of its facilities for responding to employees experiencing symptoms, those who may have been in close proximity to anyone displaying symptoms and any employees testing positive for the virus.

Since late February 2020, global air travel has slowed dramatically as a result of the COVID-19 pandemic and large commercial airframe companies and their customers, the airlines, have been significantly impacted. The two largest airframe manufacturers have reduced their build rates and recently curtailed operations on a temporary basis. As a preferred strategic supplier, the Company is working in partnership with its customers to meet their current needs while also preparing for production levels to ramp up. The Company expects passenger traffic will recover as it has historically following other crises, and the subsequent growth in aircraft builds will continue, represented by a solid backlog for commercial aircraft.

Market conditions for defense applications remain intact. The Company maintains a strong position on many legacy fighter programs in this market and is a significant supplier to the F-35 fighter program.

Automotive tier one suppliers and original equipment manufacturers have temporarily closed facilities and suspended operations in response to COVID-19. Although the general industrial business environment remained steady through March 2020, recent shutdowns of non-essential businesses served by this end market have shown indications of slowing demand. The Company remains well positioned with strong, longstanding customer relationships, and is flexing costs in response to changes in business activity while continuing to support these automotive and industrial customers.

Strong supplier relationships are also critical to the Company’s long-term success and the Company remains current on all of its supplier payment obligations. At this point, the Company has had no material supply issues at any of its facilities, and its suppliers continue to meet all its material requirements.

2020 Outlook

The Company began 2020 with a solid book of business and reported strong first quarter results and record adjusted EBITDA and EBITDA margin, despite some impact from automotive customer facility closings in the latter part of the quarter. The Company’s first quarter results reinforce the underlying strength of the business. However, the pandemic has introduced significant business and economic uncertainty, challenges and potential opportunities for the longer-term.

Commercial aerospace represents approximately 33% of the Company’s consolidated value added revenue under normal market conditions. At this time, the Company anticipates that its commercial aerospace value added revenue could be approximately 20-25% lower in 2020 compared to its record value added revenue in 2019. While many commercial aerospace customers have curtailed operations on a temporary basis, the Company is working in partnership to meet their current needs while also preparing for production levels to ramp up. Demand for the Company's defense business, which represents approximately 10-15% of consolidated value added revenue, is expected to remain strong through 2020.

The Company will suspend providing a full year outlook for 2020 until there is more clarity around the full economic impact of the COVID-19 pandemic.

First Quarter 2020 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q20	4Q19	3Q19	2Q19	1Q19

Shipments (millions of lbs.)	156	153	154	156	163

Net sales	$369	$369	$375	$375	$395
Less hedged cost of alloyed metal[1]	(153)	(156)	(160)	(166)	(177)
Value added revenue	$217	$213	$215	$209	$218

Realized price per pound ($/lb.)
Net sales	$2.37	$2.42	$2.43	$2.41	$2.43
Less hedged cost of alloyed metal	(0.98)	(1.02)	(1.04)	(1.07)	(1.09)
Value added revenue	$1.39	$1.40	$1.39	$1.34	$1.34

As reported
Operating income	$46	$10	$41	$32	$43
Net income (loss)	$29	$(11)	$25	$19	$28
Net income (loss) per share, diluted[2]	$1.81	$(0.66)	$1.57	$1.18	$1.71

Adjusted[3]
Operating income	$46	$40	$44	$35	$44
EBITDA[4]	$59	$52	$57	$48	$56
EBITDA margin[5]	27.4%	24.5%	26.4%	22.7%	25.7%
Net income	$30	$29	$29	$23	$30
EPS, diluted[2]	$1.90	$1.79	$1.82	$1.40	$1.85

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS are calculated using the treasury stock method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

First Quarter 2020

Net sales for the first quarter 2020 were $369 million compared to $395 million in the prior year period, reflecting a 4% decrease in shipments and a 2% decrease in average selling price. The decrease in average selling price reflected an approximately 4% increase in value added revenue per pound and a 10% decrease in underlying contained metal costs.

Value added revenue for the first quarter 2020 decreased to $217 million from $218 million in the prior year period, reflecting a 4% decrease in shipments driven by a planned reduction of other non-strategic applications and lower automotive shipments as customers began suspending operations late in the quarter. Value added revenue for the Company’s aerospace/high strength applications increased 4% to $130 million and shipments decreased 1% reflecting favorable pricing and a strong aerospace mix. Value added revenue for automotive extrusions decreased 7% to $24 million, reflecting a 5% decrease in shipments, as automotive customers temporarily suspended their operations due to the COVID-19 pandemic. Value added revenue and shipments for general engineering applications were essentially flat with prior year period.

Record adjusted EBITDA of $59 million in the first quarter 2020 increased $3 million compared to the prior year period reflecting favorable aerospace pricing and mix and cost improvement despite inefficiencies from pandemic-related reductions in volume, and costs related to unplanned downtime at its Trentwood facility in the prior year period that were not repeated in the first quarter 2020. Adjusted EBITDA as a percentage of value added revenue was a record 27.4% in the first quarter 2020 as compared to 25.7% in the prior year period.

Reported net income for the first quarter 2020 was $29 million, or $1.81 per diluted share, compared to net income and diluted earnings per share of $28 million and $1.71, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $30 million or $1.90 per diluted share for the first quarter 2020, compared to adjusted net income of $30 million or $1.85 per diluted share for the first quarter 2019.

Cash Flow and Balance Sheet

In the first quarter 2020, adjusted EBITDA of $59 million funded approximately $21 million of capital investments, $6 million of interest payments, and $24 million of cash returned to shareholders through dividends and share repurchases.

As of March 31, 2020, the Company had total liquidity of $688 million, comprised of cash and cash equivalents and short-term investments of approximately $346 million, and borrowing availability under the Company's revolving credit facility of approximately $342 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn. Total net debt to adjusted EBITDA as of March 31, 2020 was 0.7 times, with debt maturities extending to 2024 for the Company's revolving credit facility and 2028 for its senior notes. The Company's debt facilities have covenants that allow it to operate its business with limited restrictions and significant flexibility.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Monday, April 20, 2020, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2020 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality and other conditions in the aerospace, automotive and other end markets the Company serves; (c) developments in technology; (d) new or modified statutory or regulatory requirements; (e) changing prices and market conditions; and (f) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the three months ended March 31, 2020. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)(1)

	Quarter Ended
	March 31,
	2020	2019
	(In millions of dollars, except share and per share amounts)
Net sales	$369.3	$395.2
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	286.6	315.1
Depreciation and amortization	13.2	11.9
Selling, general, administrative, research and development	23.9	25.2
Total costs and expenses	323.7	352.2
Operating income	45.6	43.0
Other (expense) income:
Interest expense	(6.1)	(5.7)
Other (expense) income, net	(0.8)	0.5
Income before income taxes	38.7	37.8
Income tax provision	(9.6)	(9.8)
Net income	$29.1	$28.0

Net income per common share:
Basic	$1.83	$1.74
Diluted[2]	$1.81	$1.71
Weighted-average number of common shares outstanding (in thousands):
Basic	15,838	16,108
Diluted[2]	16,008	16,372
1 Please refer to the Company's Form 10-Q for the quarter ended March 31, 2020 for detail regarding the items in the table.
2 Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	March 31, 2020	December 31, 2019
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$307.2	$264.3
Short-term investments	39.3	78.7
Receivables:
Trade receivables, net	175.2	167.1
Other	22.6	18.1
Contract assets	47.1	54.6
Inventories	194.6	177.6
Prepaid expenses and other current assets	20.4	19.4
Total current assets	806.4	779.8
Property, plant and equipment, net	630.9	622.0
Operating lease assets	28.8	25.8
Deferred tax assets, net	2.0	11.8
Intangible assets, net	28.9	29.6
Goodwill	18.8	18.8
Other assets	37.3	38.4
Total	$1,553.1	$1,526.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$113.9	$92.0
Accrued salaries, wages and related expenses	28.3	34.4
Other accrued liabilities	56.9	44.0
Total current liabilities	199.1	170.4
Long-term portion of operating lease liabilities	27.8	25.2
Net liabilities of Salaried VEBA	32.5	32.6
Deferred tax liabilities	4.5	4.5
Long-term liabilities	75.3	67.0
Long-term debt	492.8	492.6
Total liabilities	832.0	792.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2020 and December 31, 2019; no shares were issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2020 and at December 31, 2019; 22,624,880 shares issued and 15,789,594 shares outstanding at March 31, 2020; 22,550,827 shares issued and 15,868,304 shares outstanding at December 31, 2019	0.2	0.2
Additional paid in capital	1,060.3	1,062.9
Retained earnings	190.6	172.8
Treasury stock, at cost, 6,835,286 shares at March 31, 2020 and 6,682,523 shares at December 31, 2019, respectively	(475.9)	(463.4)
Accumulated other comprehensive loss	(54.1)	(38.6)
Total stockholders' equity	721.1	733.9
Total	$1,553.1	$1,526.2
1 Please refer to the Company's Form 10-Q for the quarter ended March 31, 2020 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	1Q20	4Q19	3Q19	2Q19	1Q19

GAAP net income (loss)	$29.1	$(10.6)	$25.4	$19.2	$28.0
Interest expense	6.1	7.3	5.8	5.8	5.7
Other expense, net [1]	0.8	20.3	0.8	0.1	(0.5)
Income tax (benefit) provision	9.6	(7.4)	8.7	7.3	9.8
GAAP operating income	45.6	9.6	40.7	32.4	43.0
Mark-to-market loss [2]	0.1	0.8	1.1	1.5	2.4
Goodwill impairment	—	25.2	—	—	—
Other operating NRR loss (gain) [3,4]	0.5	3.9	2.6	1.5	(1.1)
Operating income, excluding operating NRR items	46.2	39.5	44.4	35.4	44.3
Depreciation and amortization	13.2	12.8	12.3	12.1	11.9
Adjusted EBITDA [5]	$59.4	$52.3	$56.7	$47.5	$56.2

GAAP net income (loss)	$29.1	$(10.6)	$25.4	$19.2	$28.0
Operating NRR Items	0.6	29.9	3.7	3.0	1.3
Non-operating NRR Items [6]	1.2	22.0	1.6	1.6	1.7
Tax impact of above NRR Items	(0.5)	(12.5)	(1.5)	(1.1)	(0.7)
Adjusted net income	$30.4	$28.8	$29.2	$22.7	$30.3

Net income (loss) per share, diluted [7]	$1.81	$(0.66)	$1.57	$1.18	$1.71
Adjusted earnings per diluted share [7]	$1.90	$1.79	$1.82	$1.40	$1.85

[1] Other expense, net includes loss on extinguishment of our 5.875% Senior Notes during the fourth quarter of 2019 which includes a $16.5 million premium paid to redeem the notes and a $3.8 million write-off of unamortized debt issuance costs associated with the notes.

[2] Mark-to market loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2020 and 2019. Operating income excluding non-run-rate items reflect the realized loss of such settlements.

3 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4] Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[5] Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6] Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, loss on extinguishment of our 5.875% Senior Notes during the year ended December 31, 2019 which includes a $16.5 million premium paid to redeem the notes and a $3.8 million write-off of unamortized debt issuance costs associated with the notes.

[7] Diluted shares for EPS are calculated using the treasury stock method.